CONFIDENTIAL SEPARATION AGREEMENT

1. Effective July 15th, 2011, Christopher Chen ("Chen") was terminated without cause as SVP, Product and Marketing at CarePayment Technologies, LLC (the "Company") and as Secretary of CarePayment Technologies, Inc..

2. The Company agrees to provide Chen with the following benefits:

(a) Chen will be paid his normal base salary at his current rate through July 15, 2011, less standard tax withholdings and deductions. Chen will continue to be paid 50% of his normal base salary effective July 16, 2011 through July 15, 2012. Payments of these amounts will be in accordance with the Company's ordinary payroll procedures, including deductions of appropriate withholding and employment taxes as required by law.

(b) Chen will continue to participate in the Company's group health insurance plan through July 31, 2012 or, if earlier, the date that Chen is covered under another employer-sponsored plan. The Company will continue Chen's health insurance benefits under the plans in effect for Company's employees generally and subject to plan participation rules. The Company will cover the monthly premiums associated with continued health insurance coverage through July 31, 2012. Thereafter, Chen may elect to continue to participate in the Company's group health insurance plan in accordance with federal COBRA law.

(d) Chen understands and acknowledges that this Section 2 sets forth all benefits to be provided by the Company.

3. The Company agrees to permit Chen to keep the cellular telephone (telephone number 415-272-8873) and computer provided to him as a company employee, provided, however that Company removes all confidential company documents and data from such cellular telephone and computer. With the exception of the cellular telephone and computer discussed herein, Chen represents that he has surrendered or will surrender all Company property in his possession including but not limited to, computers and related peripherals, cellular phones, building access cards and corporate credit cards. Within 60 days of signing this agreement, Chen will submit any outstanding expense reimbursements he has so that the Company can reimburse him as required under California Law. Once such expense reimbursements are submitted and paid, Chen shall be able to warrant and represent that there are no outstanding or un-submitted requests for reimbursement of expenses to which he is entitled and that he has not incurred any obligations on behalf of the Company or an affiliate that are not now reflected on the books and records of the Company or its affiliates.

5. Chen agrees that he will not at any time disclose to any person, company or other entity any knowledge or confidential or proprietary information concerning the operation and management of the Company's business and affairs. Such information includes, without limitation, (a) financial information or information concerning the Company's financial condition, (b) information concerning the Company's existing or prospective customers, and (c) information concerning the Company's suppliers and relationships with suppliers. Chen will not make any malicious, disparaging or false remarks to third parties about the Company and its affiliates or their respective businesses, officers, directors or employees. Similarly, the Company will not make any malicious, disparaging or false remakrs to third parties about Chen. For a period of one (1) year following the Separation Date, Chen will not, directly or indirectly, solicit, request or encourage any employee of the Company or

CbC

its affiliates to curtail, reduce or cancel their employment with the Company or its affiliates, nor hire any such employee, nor assist any other person to solicit or hire any such employee.

6. Release of All Claims. Once the Company reimburses Chen for his Outstanding business expenses, Chen hereby releases and forever discharges Company and all Related Parties, and their respective insurers, successors and assigns, from any and all rights of action, claims, demands, wage claims, contract claims, statutory claims, debts, attorney fees, costs, and other expenses, known and unknown, which Chen ever had, now has, or hereafter may have, arising out of Chen's employment relationship with Company or the termination of that relationship. Chen agrees that he is not entitled to any further payment under any bonus practice or plan maintained by Employer or any future payment under any 401k or retirement plan maintained by Employer. Chen's currently vested benefits under the Company's 401k plan and any other rights including unemployment that cannot be released by law are not affected by this Agreement. Included in the foregoing, but not in limitation thereof, Chen specifically releases Company from any and all claims arising under federal, state or local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, handicap, or veteran status, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, ORS Chapter 659A, or claims arising out of any legal restrictions on an employer's right to terminate an employee.

8. Mutual Non-Disparagement. Each Party to this Agreement agrees not to make any public or private statements of any kind, either orally or in writing, to any person or entity which statements are derogatory or disparaging of the personal, professional or business character or reputation of the other Party (or, in the case of Company, any Related Parties), and in the case of Company or any Related Party, their products or services.

9. Chen agrees that he will not directly or indirectly disclose any of the terms of this Agreement or any communication or information which relates to this Agreement, directly or indirectly, to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law or in a legal proceeding.

10. The prevailing party will be entitled to recover from the losing party its reasonable attorney fees and costs incurred in any lawsuit, arbitration or other legal proceeding, including an appellate or bankruptcy proceeding, brought to enforce any right arising out of this Agreement.

11. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral. This Agreement may not be altered or amended except by a written document signed by each of the parties hereto.

12. This Agreement shall be construed in accordance with and governed by the statutes and common law of the State of Oregon. Any disputes now or hereafter arising in connection with the execution or operation of this Agreement, regardless of whether such disputes arise in contract, tort or otherwise, shall be governed and determined by the applicable laws of the State of Oregon and the parties consent to personal jurisdiction in the County of Clackamas, Oregon regardless of any future change of place of residence.

13. Chen acknowledges that he has read the terms of this Agreement and fully understands and voluntarily accepts these terms for the purposes of making a full, final, and complete settlement and eliminating all claims which have been or could have been asserted by Chen against the Company. Chen has had the opportunity to consult with counsel of his choosing prior to executing this Agreement. Other than as described in this Agreement, the Company has made no other commitments or representations.

ckc

14. This Agreement may be signed in counterparts.

Christoher Chen

Date: July 7, 2011

By: ____________________
James T. Quist, CEO,
CarePayment Technologies, Inc.

Date: July 7, 2011